EXHIBIT 99.1
[SEMPRA ENERGY LOGO]
NEWS RELEASE

Media Contact:          Doug Kline
 Sempra Energy
 (877) 340-8875
 www.sempra.com

SEMPRA ENERGY ANNOUNCES PRICING OF IENOVA COMMON STOCK OFFERING

SAN DIEGO, March 22, 2013 -- Sempra Energy (NYSE:SRE) today announced that its subsidiary Infraestructura Energética Nova, S.A.B. de C.V. (formerly Sempra México and referred to as IEnova) has priced its private offering of 91,037,426 shares of Class II, Single Series, common stock at an initial offering price of Ps.34.00 per share, which is equivalent to approximately US$2.75, based upon an exchange rate of Ps.12.3841 to US$1.00 as of March 21, 2013, as published by Banco de México.  Concurrent with the private offering, IEnova also priced its initial public offering registered in Mexico of 98,623,879 shares of common stock at the same initial offering price.  Settlement of the offerings is expected to occur on March 27, 2013, subject to the completion of customary closing conditions.

The initial purchasers in the private offering and the underwriters in the Mexican public offering have been granted a 30-day option to purchase up to an additional 28,449,195 shares of common stock at the initial offering price, less the underwriting discount, to cover overallotments, if any.  The aggregate shares of common stock to be sold in the offerings represent approximately 16.85 percent of IEnova’s outstanding ownership interest (and approximately 18.9 percent of IEnova’s outstanding ownership interest if the 30-day overallotment option is exercised in full).

The net proceeds of the offerings are estimated to be approximately Ps.6.1 billion (US$496 million, based upon an exchange rate of Ps.12.3841 to US$1.00 as of March 21, 2013, as published by Banco de México), after deducting underwriting discounts and commissions and estimated offering expenses payable by IEnova, and prior to any exercise of the 30-day overallotment option.  IEnova expects to use the net proceeds of the offerings primarily for general corporate purposes, including the funding of its current investments and ongoing expansion plans.

The private offering is exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”).  The shares in the private offering will be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the U.S., in accordance with Regulation S under the Securities Act.  The shares have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the shares of IEnova.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

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This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "will," "would," "could," "should," "potential," "target," "outlook," "depends," "pursue" or similar expressions, and include statements regarding the company’s intention to consummate the offerings of the shares.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions and timing of actions by regulatory and governmental bodies in the U.S. and other countries; capital market conditions, including the availability of credit and the liquidity of investments; inflation, interest and exchange rates; the timing and success of business development efforts and construction, maintenance and capital projects, including risks inherent in the ability to obtain, and the timing of the granting of, permits, licenses, certificates and other authorizations; energy markets, including the timing and extent of changes and volatility in commodity prices; the availability of electric power, natural gas and liquefied natural gas, including disruptions caused by failures in the North American transmission grid, pipeline explosions and equipment failures; weather conditions, natural disasters, catastrophic accidents, and conservation efforts; risks posed by decisions and actions of third parties who control the operations of investments in which the company does not have a controlling interest; wars, terrorist attacks and cyber security threats; business, regulatory, environmental and legal decisions and requirements; expropriation of assets by foreign governments and title and other property disputes; the status of deregulation of retail natural gas and electricity delivery; the inability or determination not to enter into long-term supply and sales agreements or long-term firm capacity agreements; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company. These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the Securities and Exchange Commission. These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on the company's website at www.sempra.com.

These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.

Sempra International, LLC, is not the same company as San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas) and Sempra International, LLC is not regulated by the California Public Utilities Commission. Sempra International's underlying entities include IEnova (formerly Sempra Mexico) and Sempra South American Utilities.